As filed with the Securities and Exchange Commission on
                                October 10, 2001.

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               1 CLASS CORPORATION
                 (Name of Small Business Issuer in its Charter)

           Delaware                                                     22-3828662
(State or other jurisdiction of     (Primary Standard Industria l     (I.R.S. Employer
 incorporation or organization)     Classification Code Number)       Identification No.)

                                133 WYNCREST ROAD
                           MARLBORO, NEW JERSEY 07746
                                 (732) 617-7989
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   YELENA VAL
                       PRESIDENT, SECRETARY AND DIRECTOR
                               1 CLASS CORPORATION
                                133 WYNCREST ROAD
                           MARLBORO, NEW JERSEY 07746
                                 (732) 617-7989

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of each class of              Amount to be               Proposed Maximum         Proposed Maximum         Amount of
securities to be                    Registered                 Offering Price           Aggregate Offering       Registration
registered                          Per unit (1)                                        Price (1)
----------                          ------------                                        ---------
Units, consisting of                4,000,000                   $      .10              $  400,000          $   100.00
one share of common
stock and one warrant to
purchase one share of
common stock

Shares of common stock              4,000,000                   $      .25              $1,000,000          $   250.00
underlying the A warrants
included in the Units

Shares of common stock              4,000,000                   $      .50              $2,000,000          $   500.00
underlying the B warrants
included in the Units

Total registration fee                                                                                      $   850.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED , 2001

                               1 CLASS CORPORATION

                         4,000,000 Units, $.10 per Unit

      Each Unit Consisting of One Share of Common Stock, One A Warrant to
                       Purchase One Share of Common Stock
             and One B Warrant to Purchase One Share of Common Stock

We are offering 4,000,000 units at $.10 per unit, each unit consisting of one share of our common stock, par value $.0001, one A warrant to purchase one share of our common stock, par value $.0001, at a price of $.25 per share and one B warrant to purchase one share of our common stock, par value $.0001, at $.50 per share. If the maximum number of units is sold, the price to the public is $400,000 in the aggregate. If the maximum A warrants are exercised, the price to the public is $1,000,000. If the maximum number of B warrants are exercised, the price to the public is $2,000,000. There is currently no public market for the units, the common shares or the A or B warrants.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this prospectus is , 2001

                                TABLE OF CONTENTS

ABOUT OUR COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SUMMARY FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .6

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS . . . . . . . . . 14

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

LACK OF MARKET FOR OUR COMMON STOCK. . . .. . . . . . . . . . . . . . . . .14

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION. . . . . . . . . 15

BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . 16

MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36

PRINCIPAL STOCKHOLDERS. . . . . . . .. . . . . . . . . . . . . . . . . . . 38

DILUTION. . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . 39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . . . 40

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . 40

DELAWARE BUSINESS COMBINATION PROVISIONS. . .  . . . . . . . . . . . . . . 40

INDEMNIFICATION OF DIRECTORS AND OFFICERS. . .. . . . . . . . . . . . . . .41

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . 41

TRANSFER AGENT. . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . 42

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . F-1

                                ABOUT OUR COMPANY

We are a development stage company that will develop a multiple-brand strategy of products and services that appeal to complementary and diverse groups of members or users of the Internet. We will also develop a multiple- revenue stream strategy designed to broaden the sources of revenues from our properties and services beyond subscription revenues to include revenues from sources such as advertising, commerce, licensing fees and transaction fees. We will augment our online services with branded properties that add features or content across multiple services or platforms. Following these strategies will enable us to operate our business and improve our services and products in a cost-effective manner by utilizing a shared infrastructure performing core functions.

Our service will provide subscribers with a global, interactive community offering a wide variety of content, features and tools. Such service will also include simple access to the Internet with search functionality through "1 CLASS" WebFind.

Finally, we plan to undertake Direct Response Services. Direct Response Services provides manufacturers, retailers and major marketing companies the ability to promote their products and services directly to end users.

                          HOW OUR COMPANY IS ORGANIZED

On April 3, 2001, we were incorporated in the State of Delaware under the name 1 Class Corporation.
7
                              WHERE YOU CAN FIND US

We are located at 133 Wyncrest Road, Marlboro, New Jersey 07746. Our telephone number and telefax number is (732) 617-7989.

                             SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this document. The statement of operations data for the period from April 3, 2001 (inception) to June 30, 2001 are derived from 1 Class Corporation's audited financial statements included elsewhere in this document. The balance sheet data at June 30, 2001 are derived from 1 Class Corporation's audited financial statements included elsewhere in this document. The operating results for the three months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                              Period from
                                                              (Date of Inception
                                                              April 3, 2001) to
                                                              June 30, 2001
                                                              -------------
Statement of Operations Data:
Net Loss                                                      $11,400
General and Administrative Expenses                           $11,400


                                                              June 30, 2001
                                                              -------------
Balance Sheet Data:

Total Assets                                                       -0-
Total Liabilities                                              $1,000
Stockholders Equity (Deficit)                                 ($1,000)

                                  RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our units and common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

WE WILL REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY

We will need to raise substantial additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences or liquidation preferences. Our capital requirements to implement our business strategy will be significant. Furthermore, we intend to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. We anticipate requiring additional funds in order to fully implement our business plan to significantly expand our operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. The inability to obtain financing would have a negative impact on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a negative impact on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

WE HAVE NO OPERATING HISTORY AND ANTICIPATE LOSSES FOR THE IMMEDIATE FUTURE WHICH RAISES DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

We have not generated any revenues to date. We have no significant assets or financial resources. We have been engaged solely in start-up activities and have not commenced material operations in our core business of providing comprehensive information and services. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. To address these risks, we must, among other things, respond to competitive developments; continue to attract, retain and motivate qualified persons, research and develop new technology; and commercialize services incorporating such technologies. There can be no assurance we will be successful in addressing these risks. We have not been in business long enough to make a reasonable judgment as to our future performance. There can be no assurance we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful. Since we have no operating history of marketing our services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter to quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including: o regulatory actions; o market acceptance of our products and services; o new product and service introductions; and o competition.

These conditions raise substantial doubt about our ability to continue as a going concern.

WE ARE NEW TO THE INTERNET MARKETPLACE AND THUS OUR FUTURE PROFITABILITY IS UNCERTAIN

We have no operating history upon which to judge our current operations. In deciding whether to purchase our shares, and the likelihood of our success, you should consider our prospects in light of the problems, risks, expenses, complications, delays, and difficulties frequently encountered by a small business beginning operations in a highly competitive industry, including but not limited to the following:

o    development of our web site and services;
o    the uncertainty of market acceptance of our web site and services;
o    maintenance of our proprietary rights;
o our need to expand our marketing, sales and support organizations, as well as our market share;
o    our ability to anticipate and respond to market competition;
o    our need to manage expanding operations;
o    possible insufficiency of additional funding;
o our ability to negotiate and execute affordable, reasonable and fair agreements; and
o    our dependence upon key personnel.

As we have no history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

WE INTEND TO GROW THROUGH ACQUISITIONS OF OTHER COMPANIES, AND OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY IMPLEMENT THESE ACQUISITIONS

We intend, as part of our business strategy to acquire other businesses which are in our industry. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Our ability to finance acquisitions may be constrained by, among other things, our ability to raise additional capital or obtain debt financing. Although we have no current plans to incur debt financing, the terms of any future debt financings may significantly limit our ability to incur indebtedness in connection with other acquisitions. In addition, acquisitions of other companies commonly involve certain risks, including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of our ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which we have little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management.

There can be no assurance that we will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into our operations without encountering significant delays, costs or other problems. We may compete for expansion and acquisition opportunities with other companies who may have greater financial and other resources than us. There can be no assurance that any acquisition will be made, that we will be able to obtain additional financing needed to finance such acquisitions and, if any acquisitions are so made, that the acquired business will be successfully integrated into our operations or that the acquired business will perform as expected. We have no definitive agreement with respect to any acquisition. In addition, acquisitions entail numerous risks, including:

o        difficulties in integrating the acquired operations and products;
o        diversion of management's attention from other business concerns;
o        assuming unknown material liabilities of acquired companies;

o amortizing the acquired intangible assets, which would reduce future reported earnings;
o        regulatory approval; and
o        potential loss of users or key employees of acquired companies.

We may also enter into joint venture transactions. These transactions present many of the same risks involved in acquisitions and may also involve the risk that other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with ours. Joint venture partners may also be unable to meet their economic or other obligations, thereby forcing us to fulfill these obligations.

We cannot assure you that we will be able to acquire the businesses or that we will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future.

OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT WHICH MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING AND THE PRICE OF OUR COMMON STOCK

The report of our independent auditors on our financial statements for the period from inception, April 3, 2001, through June 30, 2001 contains an explanatory paragraph which indicates that we are a development stage company that needs to obtain additional financing to fulfill our developmental activities and achieve a level of sales adequate to support our cost structure. This report states that, because of such uncertainties, there may be a substantial doubt about our ability to continue as a going concern. This report may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in us.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

There are many companies that provide similar services. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future. Increased competition could result in:

o        price reductions and lower profit margins;
o        loss of visitors; or
o        reduced page views.

In addition, our competitors may develop content that is better than ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Any one of these factors could have a negative impact on our business, financial condition and operating results.

WE FACE INTENSE INTERNET COMPETITION

The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. We expect that competition will continue to intensify. We compete, directly, and indirectly, with the following categories of companies for consumers, content and service providers, and acquisition candidates:

o public sector and non-profit web sites that provide information without advertising or commercial sponsorships;
o vendors of products and services distributed through the web and other means, including direct sales, mail and fax messaging; and
o    web search and retrieval services and other high-traffic web sites.

We expect competition in our market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

o greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;
o    relatively easy access to capital;
o    longer operating histories;
o    greater name recognition;
o    larger subscriber bases; and
o association or ownership by large entertainment, news or information corporations.

Because of our small size, we may have difficulty in competing with major computer, software and Internet companies. All aspects of the Internet market are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are low, and current and new competitors can easily launch new websites at a relatively low cost using commercially-available software. Our present competitors include nationally-known companies, that have expertise in computer and Internet technology, and a number of other small companies, including those that serve specialty markets. Other major companies have the financial and technical ability to compete aggressively in our space on the Internet. Many, if not all, of these companies have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than we have. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a negative impact on our business, results of operations and financial condition, and we can give no assurance that we will be able to compete successfully against current and future competitors.

We may be unable to respond to the rapid technological change in our industry. The computer and Internet industries are characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry make these market characteristics more pronounced. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes. The failure to offer the most current technologies could have a negative impact upon our business. Furthermore, if three-dimensional Internet standards evolve in a manner which is incompatible with our technology, we may not be able to market our technology.

We cannot insure that we can provide our users with a secure environment. Our website is vulnerable to physical or electronic break-ins, viruses or other problems that affect web sites and Internet communication and commerce generally. As e-commerce becomes more prevalent, our customers may become more concerned about security. Although we believe that we can implement reasonable security precautions, security systems can and are sometimes circumvented. The circumvention of our security measures may result in the misappropriation of proprietary information or interruptions of our operations. Any security breaches could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments in our efforts to protect against and to remedy security breaches. Our failure to address security concerns adequately could materially and adversely affect our business, financial condition and operating results.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD RESULT IN A NEGATIVE IMPACT ON OUR BUSINESS

Our services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a negative impact upon us.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on- line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on our business.

WE FACE POTENTIAL LIABILITY CLAIMS FROM THE OFFERING OF INFORMATION, PRODUCTS AND SERVICES

We offer information and services on our web site. Although a portion of this content is provided by others, we face the risk that claims may be made against us for losses or damages, perceived or real, which could have a negative impact on our business. We could face liability for information contained on and communications made through our web site. We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our website. These types of claims have been brought, sometimes successfully, against on-line services as well as other print publications in the past. Based on links we provide to other web sites, we could also be subject to claims based upon on-line content we do not control that is accessible from our web site. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by citizens on news groups at our web site. These claims could result in substantial costs and a diversion of our management's attention and resources, regardless of whether we are successful. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

We may incur product liability for products sold over the Internet. Consumers may sue us if products that we sell or are sold through our partners online or which are purchased through our website are defective or injure the user. This type of claim could require us to spend significant time and money in litigation or to pay significant damages. As a result, any legal claims, whether or not successful, could seriously damage our reputation and our business. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a negative impact on our business, financial condition and operating results.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT, SEVERELY LIMIT THEIR MARKET PRICE AND LIQUIDITY

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

FUTURE SALES OF SHARES BY YELENA VAL AND JEFFREY A. GLICKMAN COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

There are 10,400,000 shares of our common stock outstanding, all of which are held beneficially by our officers, Yelena Val and Jeffrey A. Glickman. Ms. Val and Mr. Glickman will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations. If Ms. Val and mr. Glickman were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Ms. Val and Mr. Glickman might occur could also have a negative impact on the market price of our common stock.

CONTROL BY YELENA VAL AND JEFFREY A. GLICKMAN COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK

Ms. Val and Mr. Glickman collectively own 100% of our common stock. Accordingly, for as long as Ms. Val and Mr. Glickman continue to own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might have a negative impact on the market price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER AND DELAWARE LAW WHICH COULD MAKE A TAKEOVER MORE DIFFICULT COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE MARKET PRICE

Our charter and bylaws and the laws of Delaware (the state in which we are incorporated) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

Although such provisions do not have a substantial practical significance to investors while Ms. Val and Mr. Glickman control us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Ms. Val's and Mr. Glickman's combined voting power decrease to less than 50%.

THE FUTURE SUCCESS OF OUR ON-LINE BUSINESS WILL DEPEND ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. Many Internet service providers, which provide our users with access to the Internet, and other suppliers of Internet systems and components have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure and other technical problems and could face similar outages and delays in the future. Such outages and delays are likely to affect the level of Internet usage and the processing of transactions on our web site and are not within our control. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial data processing development and compliance costs.

OUR BUSINESS RELIES HEAVILY ON COMPUTERS AND OTHER ELECTRONIC SYSTEMS AND CAPACITY CONSTRAINTS AND FAILURES OF THESE SYSTEMS COULD HARM OUR BUSINESS

As our business expands, we face risks relating to the need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. In addition, we cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis.

FAILURE TO INTRODUCE NEW SERVICES AND PRODUCTS IN A TIMELY MANNER MAY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY

Our future success will depend in large part on our ability to develop and enhance our services and products. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to:

o        effectively use new technologies;
o        adapt our products and services to emerging industry standards; or
o        develop, introduce and market enhanced or new products and services.

If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, we may not be able to compete effectively.

SINCE OUR SUCCESS DEPENDS UPON THE EFFORTS OF YELENA VAL AND JEFFREY A. GLICKMAN, KEY MEMBERS OF OUR MANAGEMENT, OUR FAILURE TO RETAIN EITHER OF THEM WILL NEGATIVELY AFFECT OUR BUSINESS

Our business is greatly dependent on the efforts of our executive officers, Yelena Val and Jeffrey A. Glickman, and on our ability to attract key personnel. Also, success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. We have not entered into employment agreements with Ms. Val or Mr. Glickman. The loss of Ms. Val or Mr. Glickman could have a negative impact on our business business, operating results and financial condition.

THERE IS SIGNIFICANT COMPETITION FOR QUALIFIED EMPLOYEES IN THE INTERNET INDUSTRY AND WE NEED ADDITIONAL QUALIFIED EMPLOYEES TO EXPAND OUR WEB SITE

We require additional management, middle management and technical personnel to implement an expanded website program.. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. There is significant competition for qualified employees in the computer programming and Internet industries.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

BECAUSE WE RELY ON ENCRYPTION TECHNOLOGY OUR BUSINESS IS VULNERABLE TO SECURITY RISKS WHICH MAY COMPROMISE OUR USER TRANSACTION DATA

A significant barrier to Internet commerce is the secure transmission of confidential information over public networks. We rely on third-party encryption and authentication technology to facilitate secure transmission of confidential information. We cannot assure you that advances in computer and cryptography capabilities or other developments will not result in a compromise of the algorithms we use to protect user transaction data.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward- looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

Assuming the sale of the securities offered hereby including the warrants based on an assumed offering price of $.10 per Unit, $.25 per A warrant and $.50 per B warrant, the net proceeds to us, after estimated expenses of $27,350 payable by us in connection with this offering, are estimated to be approximately $3,372,650. We expect to use the net proceeds for working capital and general corporate purposes.

                       LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a listing on the OTC Electronic Bulletin Board in the

United States. Our shares can not trade on the OTC Electronic Bulletin Board until this Form SB-2 has been declared effective by the SEC. Our shares are not and have not been listed or quoted on any exchange or quotation system.

                                    DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes appearing in this document.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward- looking statements.

Since inception, we have spent considerable time and capital resources defining and developing our strategic plan operating in the developing implementing of internet services.

Our operations have been devoted primarily to developing a business plan and raising capital for future operations and administrative functions. We intend to grow through internal development, strategic alliances, and acquisitions of existing businesses. Because of uncertainties surrounding our development, we anticipate incurring development stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations.

Development stage expenses from inception until June 30, 2001 was $11,400. The expenses incurred were primarily due to various consulting, managerial and professional services in connection with our development of a business plan and the corporate formation. On-going increases to development stage expenses are anticipated.

Liquidity and Capital Resources

Despite capital contributions and loans from a related party, we have from time to time experienced, and continues to experience, cash flow shortages that have slowed our growth.

We have primarily financed our activities from issuance of our common stock . We have received a total of $11,400 from Yelena Val, one of our primary shareholders, officer and director. A significant portion of the funds raised from loans from related and third parties has been used to cover working capital needs such as office expenses and various professional fees.

For the period from inception to June 30, 2001, we incurred a net loss of $11,400. Our accumulated deficit since our date of inception is $11,400. Such accumulated losses have resulted primarily from costs incurred for various professional fees.

We continue to experience cash flow shortages, and anticipate this continuing through the foreseeable future. Management does believe that additional funding beyond this offering will be necessary in order for it to continue as a going concern. However, at this time we can not quantify the amount of additional funding that will be necessary. We will investigate several forms of private debt and/or equity financing in the future, although there can be no assurances that we will be successful in procuring such financing or that it will be available on terms acceptable to us.

At this time, we are unable to quantify our funding need because it depends on a large number of factors, including the need to hire additional personnel, consultant costs, additional office space, marketing costs, and legal fees associated with the formation of strategic alliances. The amount of funding for these needs is dependent on how well our product is received, the demand for our services and costs associated with marketing our product. Given our limited history, these factors remain unknown at this time.

                           12-Month Plan of Operation

Fourth Quarter 2001- Third Quarter 2002

We are developing a website that will offer the user a forum dedicated to e-commerce and direct response marketing. In its present form the website will be launched and operational in the 4th quarter of 2001. We can not provide a date when we expect to become profitable since due to our limited operating history we can not make any assurances that we will ever become profitable in the future.

We are in the process of targeting and identifying companies in e-commerce, logistics, distribution and other related businesses. While no agreements have been reached, we anticipate based on informal conversations with various entities that we will be able to forge some non-exclusive alliances by the first quarter of 2002 with companies in the industries mentioned above. Since we have not signed any agreements or alliances to date, we cannot assure or guarantee that any alliances will be formed at all or by the first quarter of 2002.

We will also enter the Direct Response Service industry. The Direct Response Service industry. Direct Response Services provides manufacturers, retailers and major marketing companies the ability to promote their products and services directly to end users.

Currently, our web site is under construction and should be completed by the first quarter of 2002.

                             BUSINESS - OUR COMPANY

                             A SUMMARY OF WHAT WE DO

1 Class Corporation, a Delaware Corporation, is a development-stage company, which will develop a multiple-brand strategy of products and services that appeal to complementary and diverse groups of members or users of the Internet. "1 CLASS" will also develop a multiple-revenue stream strategy designed to broaden the sources of revenues from its properties and services beyond subscription revenues to include revenues from sources such as advertising, commerce, licensing fees and transaction fees.

"1 CLASS" will augment its online services with branded properties that add features or content across multiple services or platforms. Following these strategies will enable "1 CLASS" to operate the business and improve its services and products in a cost-effective manner by utilizing a shared infrastructure performing core functions."1 CLASS" service will provide subscribers with a global, interactive community offering a wide variety of content, features and tools. The "1 CLASS" service will also include simple access to the Internet with search functionality through "1 CLASS" WebFind. The range of content, features, and tools offered on the "1 CLASS" service will include the following:

The "1 CLASS" Online Community will promote interactive community relationships through: Internet Access;

Electronic mail services; Public bulletin boards; The Buddy List feature; Instant Messenger service; An online community center; Public or private "meeting rooms" and interactive "chat" rooms; and Guest interviews and live "auditorium" events. Content on the "1 CLASS" service will be organized into channels, allowing members to navigate the service easily to find areas of interest. Each of the following twenty three channels offers informational content, commerce and community opportunities:

         "1 CLASS" Today News
         Sports
         Influence
         Travel
         International
         Personal
         Finance
         Work Place
         Computing
         Research & Learn
         Entertainment Games
         Interests
         On-Line Auctions
         Lifestyles
         Shopping
         Health
         Families
         Kids

OnlyLocalB2BConsumer Shopping Mall

"1 CLASS" will develop a multiple-brand strategy of products and services that appeal to complementary and diverse groups of members or users of the Internet. "1 CLASS" will also develop a multiple-revenue stream strategy designed to broaden the sources of revenues from its properties and services beyond subscription revenues to include revenues from sources such as advertising, commerce, licensing fees and transaction fees. "1 CLASS" will augment its online services with branded properties that add features or content across multiple services or platforms. Following these strategies will enable "1 CLASS" to operate the business and improve its services and products in a cost-effective manner by utilizing a shared infrastructure performing core functions."1 CLASS" service will provide subscribers with a global, interactive community offering a wide variety of content, features and tools. The "1 CLASS" service will also include simple access to the Internet with search functionality through "1 CLASS" WebFind. The range of content, features, and tools offered on the "1 CLASS" service will include the following: Personalization and Control Features will allow members to personalize their experience on the "1 CLASS" service through a number of features and tools, including:

     o A reminder service that sends e-mail in advance of important events o Stock portfolios that automatically update market prices

     o Mail Controls, which allow members to limit who may send them e-mail and to block certain types of e-mail.

     o Favorite Places, which allows members to mark particular Web sites or "1 CLASS" areas. o Portfolio Direct and News Profiles, which send stories of particular interest to members.

"1 CLASS" Search will enable "1 CLASS" members to search the Internet and "1 CLASS" exclusive B2B content without leaving the "1 CLASS" service. The service will also include "1 CLASS" Plus, a feature that will enable members to connect to the "1 CLASS" service through high-speed broadband technologies, including DSL, cable, satellite and wireless and will provide additional online content to members connecting through such broadband technologies. The "1 CLASS" content network will also offer a network of local content and community guides in over 60 U.S. cities, including Atlanta, Boston, Chicago, Dallas, Denver, Detroit, Los Angeles, Minneapolis, Miami, Orlando, Philadelphia, San Diego, San Francisco and Washington, D.C. This local content will include original and third-party news, sports, weather, a local guide service with directory and classified listings.

Advertising and Commerce: An important component of "1 CLASS" strategy is to develop its Interactive Online Services business will be to increase revenues from advertising and commerce sources and from the sale of merchandise. "1 CLASS" intends to establish a wide variety of relationships with advertising and commerce partners to grow and diversify its non-subscription based B2B revenues and to provide subscribers on "1 CLASS" interactive B2B services with access to a broad selection of competitively priced, easy-to-order products and services. "1 CLASS" will work to develop multiple revenue sources for its interactive properties and services, and to broaden the scope of those revenue sources beyond subscriptions and advertising fees to include revenues from additional sources, such as transaction fees and licensing fees. "1 CLASS" will also expand the scope, range and types of businesses involved in advertising and commerce relationships. "1 CLASS" will enter into advertising arrangements that encompass multiple brands within "1 CLASS" family of brands. "1 CLASS" will offer its advertising and commerce partners a variety of customized programs, which may include guaranteed numbers of impressions and select sponsorship of particular online areas or Web pages for designated time periods. As merchants recognize the value in reaching "1 CLASS" large, growing and active subscriber base and users of its Web-based properties, "1 CLASS" will be able to earn additional revenues by offering selected merchants exclusive rights to market particular goods or services within one or more of "1 CLASS" online services and properties. In those transactions, "1 CLASS" will provide its commerce partners certain marketing and promotional opportunities and in return will receive cash payments, the opportunity for revenue sharing, cross-promotions and competitive pricing and online conveniences for subscribers. Certain of the transactions with partners also include an equity component for "1 CLASS". The advertising and commerce partnerships will also provide the users of "1 CLASS" interactive services and properties with access to a diverse selection of consumer products and services. "1 CLASS" will also obtain revenues from the sale of merchandise by offering for sale to subscribers on its interactive services a number of computer and Internet online goods and services, including hardware and software products and books and Company logo merchandise. "1 CLASS" will promote its merchandise principally by means of promotional "pop-up" screens and makes its merchandise available in online stores included in various channel stores and in specialized seasonal or other targeted shops.

"1 CLASS", through a proposed partnership with S.E.T. Web Hosting, Inc., will also market Web hosting from $19.95 a month and a Web Starter Kit for small B2B and personal use. For $399.00 "1 CLASS" will design and create a four page Web site with domain name and host the Web site for six months.

Included in the package will be:

         Set up fee.
         Six months of Web hosting.
         Up to 200 words of text per page.
         As many as two images per page.
         Choice of design themes from over 50 selected alternatives. Option to select stock photographs from Library of Stock Photography.

         Incorporation of customer-supplied elements, including text, logo, photographs and artwork, copy entry, spell check, scanning, manipulation and compression (if data supplied in proper format). Search engine registration with selected top search engines.

B2B&E-Commerce: "1 Class" intends to create its own "1 Class (B2B) Mall" encouraging users to participate in Business to Business (B2B) and Business to Consumer (B2C) transactions. Jupiter Research reports that US B2B e-commerce will grow very rapidly over the next five years -- from $336 billion in 2000 to $6.3 trillion in 2005. Online B2B activity currently represents 3% of the B2B market, but will represent 42% by 2005. Dominating B2B e-commerce during this period will be supply chain trade. In its report, US Business-to-Business Trade Projections Jupiter highlights five industries that will conduct more than half buying and selling online by 2004. The industries are: aerospace and defense, chemicals, computer and telecommunications equipment, electronics, and motor vehicle and parts. Computer and telecommunications equipment will lead with $1 trillion online sales by 2005. The other industries with sales over $500 billion will be food and beverage, motor vehicles and parts, industrial equipment and supplies, and construction and real estate. US consumers will spend $12.5 billion online during this year's holiday season, a 71% increase from 1999's holiday total of $7.3 billion, according to eMarketer. Total annual US consumer e-commerce revenues are projected to rise to $37 billion by year-end 2000.

eMarketer further notes that during the fourth quarter, 5.8 million internet users will make their first purchase over the web. As a group, these new buyers will represent 13% of the nearly 45 million online buyers in the fourth quarter. On average, e-consumers will spend $280 online, or a little over one-fifth of their total holiday spending. In contrast, the average online expenditure during fourth quarter 1999 was only $215. Experienced buyers will drive the average expenditure up, while "newbies" will push it down. "These newbies will be enticed to buy online for the convenience advantages of the web -- like not having to deal with crowds, traffic and long lines," stated Geoff Ramsey of eMarketer. "Also, there's a lot of pressure to not be the last person in America to purchase over the web." In addition, eMarketer reports that experienced buyers will come back to the web in droves, and most will increase their spending. Despite the hiccups in service and delivery problems reported last year, 78% of holiday shoppers in 1999 were generally satisfied with their online buying experiences. According to Ramsey, comparing $12.5 billion in online sales with anticipated total retail sales of $858 billion for the quarter, yields a paltry share of 1.5%. "Clearly, the web has a long way to go before it captures a significant portion of the total retail pie," says Ramsey. In the coming quarter, eMarketer expects service online will improve significantly over last year (in 1999, eMarketer gave e-merchants an overall grade of B-). "Remembering last year, e-retailers are determined to avoid making the same mistakes as they prepare for this holiday shopping season." The biggest problems last year were, in order of customer frustration level: Out-of-stock merchandise; Late (or no) delivery; Poor website performance and navigation Outrageous or disguised shipping rates

eMarketer will be tracking and comparing estimates of other research firms throughout the holiday period. Below are the first five groups to release their estimates. The internet is now second only to newspapers among media sources for retail banking customers seeking financial information, according to a recent survey by Harris Interactive. Following websites in popularity are television programs and magazines. Brokerage customers are even more likely to be regular users of websites, preferring them to newspapers. The Harris Interactive Financial Landscape study was fielded online among 11,699 retail banking customers and 2,089 brokerage customers. Affluence of the customer was an important variable -- those with annual incomes over $100,000 annually were consistently more likely than the total customer base to use the web as a financial information source. This was particularly noticeable among retail banking customers -- 74% of affluent customers, versus 44% of the overall market, regularly seek information on the web. The Harris Interactive Financial Landscape study was fielded online among 11,699 retail banking customers and 2,089 brokerage customers. Affluence of the customer was an important variable -- those with annual incomes over $100,000 annually were consistently more likely than the total customer base to use the web as a financial information source. This was particularly noticeable among retail banking customers -- 74% of affluent customers, versus 44% of the overall market, regularly seek information on the web. The Harris Interactive Financial Landscape study was fielded online among 11,699 retail banking customers and 2,089 brokerage customers. Affluence of the customer was an important variable -- those with annual incomes over $100,000 annually were consistently more likely than the total customer base to use the web as a financial information source. This was particularly noticeable among retail banking customers -- 74% of affluent customers, versus 44% of the overall market, regularly seek information on the web. Harris also reports that 60% of banking and brokerage customers click on financial banner ads for additional information on products.

Credit cards are the top product purchased through banner advertisements by both groups. Stocks and bonds ranked second for brokerage customers and auto insurance was a distant second for banking customers.

B2B-AffiliateProgram:

The "1 CLASS" B2B affiliate program will enable web sites listed on "1 CLASS" to become "affiliate content sites," to drive e-commerce revenues with their content. "1 CLASS" B2B affiliates will be provided with an entire suite of unique services and advanced technologies to let them:

         Drive e-commerce revenues to their sites. Easily manage thousands of merchant partnerships. Diversify and maximize their revenue streams.

         Enable millions of businesses and consumers to point, click and purchase onto a site that they're interacting with for information, products, services and entertainment that interests them without leaving the "1 CLASS" framework.

The "1 CLASS" affiliate B2B program will be a sales distribution network that matches online merchants' products and services to online content at the consumer's point-of-interest. Handling all aspects of the network for an unlimited number of online merchants and content providers. "1 CLASS" will enter into an agreement with Commission Junction to have them audit e-commerce activity, manages all relationships and collects and pay commissions on sales generated, all at a cost that is lower than traditional online performance marketing or advertising programs. Commission Junction provides a Web-based application services solution that tracks e- commerce activity in real-time and pays online content providers a single, aggregate check each month. Commission Junction pays online content sites when a customer takes a measurable action (request for information, subscription or purchase). By signing on with Commission Junction "1 CLASS" will be working with an experienced team who will design, manage and monitor the performance of the program. "1 CLASS" will also benefit from CJ International which is taking Commission Junction's widely successful network of online merchants and affiliate content sites into international markets thereby creating a very large international market for "1 CLASS" B2B members. CJ International currently delivers CJ.com in 11 languages, as well as expands Commission Junction's unparalleled customer service and fraud prevention to a growing list of international clients. CJ International provides a targeted e-commerce solution to dozens of International hubs through several regional centers in Europe and Asia.

Marketing: "1 CLASS" marketing efforts and activities in its Interactive Online Services business will be conducted for its multiple brands through a common infrastructure. The marketing goals of "1 CLASS" Interactive Online Services business are to attract and retain members or users, as applicable, of the online services and properties and to develop and differentiate "1 CLASS" family of brands. To support member acquisition, "1 CLASS" will market its products and services through a broad array of programs and strategies, including broadcast advertising campaigns, direct mail, magazine inserts and advertisements, co-marketing, bundling agreements and alternate media. "1 CLASS" will also actively market its multiple brands through traditional campaigns (broadcast television, radio and print publications), and through more innovative means, such as through extensive online and offline cross-promotion and co-branding with a wide variety of interactive services partners. "1 CLASS" will utilize targeted or limited promotions and marketing programs and pricing plans designed to appeal to particular groups of potential users of its interactive online services and to distinguish and develop its different brands. The Interactive Online Services business utilizes specialized retention programs designed to increase member and user loyalty and satisfaction. These retention programs include regularly scheduled online events and conferences; the regular addition of new content, features and software programs; and online promotions of upcoming online events and new features. "1 CLASS" will also provides a variety of support mechanisms such as online support and 24-hour telephone customer support services.

As an additional marketing tool and bonus to "1 CLASS" members, "1 CLASS" will give away a $10,000.00 cash prize every week. Members collect entries into the "1 CLASS" sweepstakes giveaway for practically everything they do on the site from searching the Web and reading the news to checking emails and tracking stocks. The more the member uses "1 CLASS" the more entries they will collect and the greater their chances of winning. Participation in this sweepstakes will be free.

"1 CLASS" Virtual ISP Direct Dial-Up Service:The "1 CLASS" direct dial-up service will offer subscribers special pricing in addition to the features listed below:

Internet Connectivity Comprehensive user guide Personalized home page Over 900 dial-up access numbers nationwide E-mail accounts Help desk manned 24/7 by toll free number Personal Web space

A global network comprised of more than 900 U.S local access points and approximately 1,500 international local access points in more than 150 countries. High speed dial access, all U.S. modems are v.90, 56 kbps and ISDN available in 900 U.S. cities, ensuring reliable, fast response times and quick access to the Internet around the clock.

Global roaming service is included enabling you to offer seamless connectivity from more than 150 countries.

"1 CLASS" will price its services to be competitive in the marketplace as follows:

One time set-up fee per account
$24.50Monthly fee per subscriber (150 hours of access)
$19.95Additional cost per hour over 150 hours
$    .50 Included in the "1 CLASS" monthly subscription charge will be the following features:

Free browser ("1 Class")E-mail (your name@yourcommunity.com) with 5 MB of storageE-mail forwardingFull internet accessPersonal web space with 5 MB of storage According to Cahners In-Stat Group reports that the amount of revenue produced by ISPs in the US will grow by 37% in 2000 -- from $23.7 billion in 1999 to $32.5 billion this year. The total number of ISPs should likewise increase by 36% from 5,775 in 1999 to 7,785 by the end of this year.

E-Mail Marketing:

"1 Class" will use the process of "member registration" and "data mining" to gather valuable user demographic data, enabling E-mail marketing to be significantly more efficient than nearly any other form of marketing. According to marketer's Email Marketing Report, released today, total spending on e-mail marketing in 2000 will be almost $1.1 billion. This figure will rise to over $4.5 billion by 2003. email marketing includes ads, sponsorships, promotions, announcements and customer relationship management, and retention initiatives delivered via e-mail. Email advertising accounts for roughly 46% of total spending for e-mail marketing. Starting from $496 million in 2000, e-mail advertising spending will reach over $2 billion in 2003. As a share of total web advertising, e-mail advertising revenues will grow from 5% in 1999 to 13% in 2003. In 2000, e-mail advertising will account for 8.1% of total web ad spending. This share will grow steadily until 2003, when it will stand at 12.6%. In addition to advertising, e-mail marketing expenditures include outsourcing solution providers, management software, list hosting software or services, viral marketing vehicles (e.g., branded webmail), commerce services, tools and technologies, and spending related to customer relationship e-mail, (sometimes referred to as "retention e-mail"). eMarketer predicts the entire category will grow from $242 million at the end of 1999 to $2.4 billion by the end of 2003. Spending from both categories is consolidated in the table below to show total e-mail marketing expenditures:

Direct Response Services

We intend to operate a Direct Response Services business. Direct Response Services marketing is a multi-billion dollar industry, providing manufacturers, retailers, and major marketing companies the ability to promote their products and services directly to the end user. This direct contact with the buyer is a powerful generator of long-term profits for companies, and, when combined with retail distribution channels, can increase market penetration over 100%.

Our officer, Jeffrey A. Glickman has experience in the the Direct Response Business. With successes both in domestic programs and international promotions, he has the experience to increase the rate of market penetration, generate profits for new and existing products and services, and build successful businesses for various diverse clients.

Our services will include:

-Product and Idea Evaluation and Analysis
-Promotional Program Development and Implementation
-Marketing Development for Television and Radio Direct Response
-Infomercial Concept Creation and Production Coordination
-Script Development for Sales Promotions through all channels of product distribution
-Product Sales revenue enhancement through continuity programs, inserts, telemarketing, lead development, retail sales promotions, and integrated campaigns with retailers
-Product Development for customer promotions, including, design, manufacturing, and promotion through upsell marketing
-Product placement for Home Shopping, QVC, and with catalogs and direct mailers -International Distribution Programs.

Vision and 1ClassCorp.com/1ClassCorp.com

1 Class Corp, intends to acquire, invest, joint venture, advertise, promote and market Women controlled companies from around the globe in the wireless, Internet, broadband, networking, advertising and email marketing industries. The Company plans on offering B2B and B2C services for companies to promote their brand, services, products, advertisements and content by utilizing multiple solutions and platforms. Additionally, the Company is planning the launch of its Internet site www.1ClassCorp.com

1 Class approach is team-based; teams begin with the client, include our industry and subject matter advisors and experts, along with leaders in integrated strategy, integrated engagement leadership, technology, creative, innovative, and experience modeling disciplines. Once the team is in place, we then follow through with an approach honed over years and projects: Our 1 Class Team Approach - a unified methodology that combines the expertise of our subject matter experts with the experience of our industry leaders and disciplines to deliver unparalleled strategy and implementation.

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1 Class Timing

Timing is everything on the Net. 1 Class works in "Internet Time," delivering business and transformation strategy tightly coupled with execution and implementation to ensure our clients results that are relevant in the fast-paced Net-time. We also approach each problem with a mind toward creating phased approaches that allow for scalability and flexibility as the business environment grows and evolves.

1 Class Business Strategy

1 Class's Business Strategy offers a set of services developed to assist client companies in creating their Internet and e-business strategies and then providing the innovative technology solutions to implement those strategies enterprise-wide. 1 Class can lead client companies in strategizing the integration of new and existing technologies to meet their short term business needs and long-term information technology goals. The strategy 1 CLASS develops includes the integration of existing technologies that allows clients to leverage their existing systems without totally replacing or rebuilding them.

Once our business transformation specialist's work with clients to help establish the goal, we begin strategically planning the process, organization and architecture to achieve it. An enterprise solutions architect then designs the infrastructure, aligns methodologies and technologies to work together in an efficient, cost-effective solution that includes application integration, business process analysis and application design, construction and support.

Description of Business Strategy

The Company intends to develop, invest in, operate and promote Women controlled Internet technology and related companies. The business strategy of the Company includes the internal development and operation of owned subsidiaries within the 1 Class family, as well as the investment in other Internet, technology and biotech companies either directly by the Company, or through other venture capital arrangements. The Company strategy also envisions and promotes opportunities for synergistic business relationships among the companies within its portfolio.

The Company's strategy is to increase its market share within its respective market niche. The success factors include understanding, developing and applying information to the Internet, interactive media markets and data access and software tools; narrowing market focus while establishing strategic alliances to complement product and service offerings; and acquiring, contracting and investing in strategic Internet and interactive media investments.

With respect to the businesses of 1 Class, the Company will seek to expand its participation in the direct marketing

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of products and services, Internet, interactive media industries and increase market share. The key elements of the strategy include the continued of enhancement and expansion of the Company's products and services. The Company has invested significant resources in new contractual relationships, subsidiaries or investments, which seek to capitalize on opportunities surrounding the growth of the Internet and the interactive marketing industry. The Company intends to continue to pursue the growth in development of its technologies and services, and continue to introduce its products commercially. Additionally, the Company intends to continue to evaluate new opportunities to further its investment in direct marketing strategies and also to seek out opportunities to realize significant shareholder value through merger and acquisition, the sale of selected investments or technologies, or through having separate subsidiaries sell a minority interest to outsiders.

Interactive Multi-Channel Marketing Industry

Direct marketing is undergoing rapid, fundamental change, as customers' needs evolve and technology advances. Marketing channels and media outlets are expanding in number and diversifying in scope, and powerful database technologies are able to target both broad markets and individual customers with ever-greater precision. The emergence of the Internet into homes and offices has provided direct marketers with a powerful new distribution mechanism - interactive media. Interactive marketing is a subset of direct marketing. It differentiates itself from traditional direct marketing channels in that the consumer has flexibility and control over what is being presented, when they view the products or services and which types of products or services they are viewing.

In contrast to conventional media, the Internet offers capabilities to target advertising to specific audiences, to measure the popularity of content, to reach worldwide audiences cost-effectively and to create innovative and interactive advertisements. By collecting customer feedback and demographic information, advertisers can direct highly customized marketing campaigns at prospective customers much more rapidly than with conventional media. The Company believes that advertisers will continue to seek to advertise on Web sites that offer a high volume of traffic and feature flexible advertisement programs capable of reaching targeted audiences. Likewise, the Company believes that as advertisers increasingly embrace the Internet as an advertising vehicle, their participation will subsidize in part the creation and expansion of the information and resources available on the Web, which in turn is expected to stimulate further traffic flow.

Interactive marketing provides direct marketers with the ability to create electronic databases of customer information. Using this information will enable direct marketers to develop more effective advertising, make better decisions about distribution methods and media selection and target customers more effectively. The dialogue created between the marketer and the consumer permits marketers to track advertisement interaction, anticipate consumer needs and make changes immediately. It is expected that across scores of industries, the relationship between marketers and consumers will soon be direct, and one-to-one. When that day arrives, marketers will benefit from this newfound ability to establish relationships with their customers.

1 Class Sales and Marketing

The Company intends to market its products and services through a marketing staff using both telemarketing and direct sales. The Company intends to maintain separate marketing staffs for each product and service area, enabling the marketing personnel to develop strong customer relationships and expertise in their respective areas. The Company has direct sales force experience in the advertising business to be able to address the new and evolving requirements of the Internet advertising market. The Company believes that an experienced sales staff is critical to initiating and maintaining relationships with advertisers and advertising agencies and therefore intends to hire a significant portion of its Internet advertising sales force from the advertising industry. The Company advertises its products and services through direct mail, space advertising, Internet banners, directory listings, trade shows and Company sponsored user groups. In addition, the Company is prepared to complement the activities of a direct sales

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force by retaining advertising sales agencies, multilingual call centers and
Internet services to serve as sales representatives and technical backbone on a commission basis.

The Company attends numerous trade shows in the Internet, high technology, direct marketing, mutual fund, book, and telecom markets, while further supplementing its sales efforts with space advertising and product and services listings in appropriate directories. In addition, the Company plans to sponsor user group meetings for its clients and major list participants in its Clients database of products and services on this Internet site.

The Company also plans to conduct numerous mailings of list catalogs, flyers, newsletters and other product information throughout the year to primarily book, magazine, journal, newsletter and software publishers and resellers, seminar companies, professional associations, business supply catalogers, consumer electronic, high technology and financial service organizations.

Program Management

We specialize in understanding the final outcome and integrating the right technologies, which could include any number of the enterprise applications services we provide including: developing second generation web sites that are transactional and connected in real-time; business-to-business (B2B), business-to-consumer (B2C) and business- to-enterprise (B2E) application integration solutions; infrastructure application development and support; information technology organizational change management; and architecture principles and standards.

Synergy Driven

At 1 Class, we realize the rigorous effort and decision process our clients must undertake to transform in a highly competitive environment continually changed by new technologies. We developed the 1 Class Program for Management Consulting to help you establish an E-strategy and integrate it successfully to enhance your profitability.

1 Class and its network of international clients partners with your company to make it happen in the right way for your company's immediate needs and future growth. 1 Class is dedicated to leveraging e-strategy to gain competitive advantage. We help develop project plans for your solution, and then see it through to total quality execution.

What makes the 1 Class solution different? 1 Class solutions are carefully conceived of and implemented by our teams of expert consultants. Each 1 Class consultant has extensive business and technical expertise proven by a track record of innovation. Another key difference is 1 Class rigorous project management methodology. Practiced and implemented by our consultants, 1 Class methodology ensures the quality delivery of the solution.

Are you re-evaluating your company's strategy? Are you considering new technologies but unsure what best matches your needs? Is your enterprise outdated or unprepared for the next industry wave? Do you need to leverage the systems you have for a cost-effective integrated solution? Talk to a member of 1 Class. Our consultation will help you gain perspective for those questions and discover the possibilities for your company's competitive advantage and growth.

Project Management

When you partner with 1 Class for technical projects, you benefit from project managers who have the Specialized skills and experience to successfully plan, manage and perform the projects that meet your needs. Whether you need

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IT expansion or consolidation options, need a comprehensive asset inventory, or want to ensure a migration project runs smoothly, we offer the project teams with the level of experience you need. Every engagement begins with a comprehensive plan. Upon request or necessity, 1 Classproject teams may include Project Mangers who are PMI (Project Management Institute) certified and have years of successful project management experience with mid size to fortune 500 companies. Our project teams know how to keep projects costs and time lines under control and manage customer expectations. Our methodology draws from the tools and processes from many projects and a body of knowledge from real life experiences. Our project teams care about our customers' success.

Our project teams are experienced in IT projects. A PMI certification ensures that Project Managers remain technically vital. Our team building with the customer ensures that the customer always stays control of their project while 1 Class stays in control of the process. Our comprehensive planning and change control allows us to deliver the project, as agreed upon, on time and within budget. We provide a single point of contact, clear communication paths, timely status reports and efficient change control -- so you stay in control and your project meets your objectives.

BUSINESS INNOVATION SERVICES

Business Intelligence

1 Class Business Intelligence Services are valuable resources for anyone serious about gaining a competitive advantage. We offer the technology and expertise needed to transform customer, operational and market data into knowledge - knowledge you can use to achieve hard business results.

In today's business world, two things are certain: competition is more intense than ever - everyone's after your customers. And, thanks in part to the Web; your company is compiling more customer data than ever before. 1 Class business intelligence solutions network can help you capitalize on the massive amounts of customer data your company acquires, so you can keep your customers loyal and stave off the competition - transforming your enterprise into a customer-focused, information-driven e-business.

Using the latest e-business technologies, this intelligence can then be distributed around your company or around the world, helping to make crucial - and profitable - decisions such as which markets to enter, which customers to pursue, and which products to promote.

Knowledge Management

Understand, analyze, measure and manage your organization's intellectual assets effectively, turning corporate wisdom into market value Tap into knowledge management as part of the "next generation" of management disciplines and a key requirement for business survival.

Supply Chain Management

Supply Chain Management (SCM) is emerging from the shadows to become a hot topic
- and the reason is simple. The marriage of the Internet with powerful technological infrastructures is allowing businesses of all shapes and sizes to add tremendous value to the traditional process of getting goods through an organization and to a customer. Advanced IT systems are enabling companies to build an electronic supply chain, which is smarter, faster and more efficient than the old paper chain.

1 Class can help you address supply chain issues from both business and IT perspectives by eliminating unnecessary costs, streamlining operations and strengthening supplier relationships. Discover how linking manufacturers,

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suppliers, distributors and customers can grow your business.

Business Solution Services

The pace of change we're seeing in the marketplace is unprecedented. The idea of "E-business" as a distinct identity is going by the wayside, as players businesses either find ways to make the Internet central to their business plans or risk losing relevance in today's competitive environment.

1 Class Business Solution consultants from both business and technology backgrounds have demonstrated a knack for guiding clients through complex industry and technology landscapes to create entirely new business models. 1 Class helps its clients create workable solutions that address specific target audiences across the value chain and support the company's long-term business goals. Our strategy discipline works as part of an overall multidisciplinary approach. Unlike many strategy-consulting firms, we focus on the technology and its implications for business models, brands, organizations, technology systems, and the end users' experience within a business perspective. As a result, we are able to rapidly identify and interpret the issues facing the client, then create and implement a strategy that will inform all facets of the engagement.

Total System Management

We help businesses optimize their IT infrastructure through a Total Systems Management (TSM) solution. 1 Class leverages skills, services and systems expertise to help customers increase the business value of their IT solutions.

TSM brings 1 Class systems management experts together with customer's IT executives to assess the customer's information technology environment against its business goals and identify the key IT areas that are critical to achieving those objectives. Focusing on the areas in need of improvement, 1 Class consultants develops a customized services solution to enhance the customer's system-wide operations and enable its IT infrastructure to better support its business goals, such as e-business.

A TSM solution enables customers to focus on their most important business and IT priorities while enjoying improved system efficiency, reduction in redundant work and improved quality of service. In effect, 1 Class becomes the customer's IT partner, providing an accountable, single point of contact for its defined IT services and ensuring the seamless integration of the TSM-proposed solutions.

1 Class Network Integration

1 Class Network Integration offers a set of services that range from analysis and design through product selection and procurement, integration and post implementation for support in four key areas:

         Network Security
         Network Infrastructure
         Storage Networks and Management
         Server-Based Computing

Network Security

Enterprise security is key to the availability of information systems and information. At 1 Class, we know security breaches compromise the integrity of your entire enterprise including back-office processes and enterprise-wide electronic communications. 1 Class consultants provide security services that help your organization understand and eliminate security issues from the perspectives of computers, people and processes.

                                       27
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Network Infrastructure

You have invested heavily in the design, implementation and maintenance of your corporate networks. At 1 Class, we know your network needs to be designed strategically so you can see a significant return on your investment. 1 Class consultants evaluate your needs and provide an efficient network infrastructure that is fast, reliable and easy to maintain.

Storage Networks and Management

Class data storage and management services help clients store, manage, protect and deliver business information in ways that are centralized, cost-effective, platform independent and strategic.

Server-Based Computing

When you need an application server and remote access technology, 1 Class consultants can deploy, manage, support and execute a server-based computing model. This model employs a multi-user operating system, a highly efficient computing technology that separates the application's logic from it user interface, and a centralized application and client management.

Synergy Driven

At 1 Class, we realize the rigorous effort and decision process our clients must undertake to transform in a highly competitive environment continually changed by new technologies. We've developed Network Integration to assist with several parts of your strategy; everything from procurement and integration to security. We start by laying out your enterprise at a conceptual level, ensuring fresh perspective to decide on internal and external communication for your transformation, assess change, evaluate risks and identify who in the organization needs to be involved for a successful transformation that enhances your profitability.

Synergetic Delivery

You need competitive advantage. 1 Class partners with your company to make it happen in the right way for your company's needs today and future growth. 1 Class Network Integration is dedicated to helping you leverage everything in you current computing configuration, to invest in network infrastructure that enables all your connectivity challenges and utilizes a risk management approach to fulfill your security needs.

What makes the 1 CLASS solution different?

1 Class solutions are carefully conceived of and implemented by our teams of expert consultants. Each consultant chosen by 1 Class and the client has extensive business and technical expertise and a track record of innovation. Another key difference is 1 Class rigorous project management methodology. Practiced and implemented by our consultants, 1 Class methodology ensures the quality delivery of the solution.

Are You and Your Enterprise CRM-Ready?

Contemporary enterprises are already obsessed with all things customer-centric as they invest today in their 21st Century business strategies. Ultimately, virtually every enterprise will be targeting the same customers. Virtually every part of the enterprise must be calibrated and empowered to maximize every customer touch point. And IT's ability to support all of the enterprise-wide customer-facing functions places Customer Relationship Management (CRM) processes and practices at the heart of separating the winners from the losers in the new millennium competitive environment.

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1 Class CRM Approach

CRM is a comprehensive approach which provides seamless integration of every area of business that touches the customer -namely marketing, sales, customer service and field support-through the integration of people, process and technology, taking advantage of the revolutionary impact of the Internet. CRM creates a mutually beneficial relationship with your customer. 1 Class primary focus and partnership with the leading providers of CRM technology Enables us to bring a CRM solution on the table that is comprehensive and complete. Our 1 Class team approach allows us to complete an in depth analysis of our customers needs. Our Subject matter experts coupled with the large knowledgebase of our business partners gives us the Tools to architect a winning solution that matches the unique needs of our customers. We make it our job to ensure that our customers are always in winning position, since our success is based upon your success.

E-Business

The skills and services that help consumer retailers and business-to-business vendors capitalize on the emerging opportunities of buying and selling online. At 1 Class, E-commerce is about business, not simply technology. Our team of consultants and customized integrated applications work together to increase your sales.

Are you making the most of your Internet strategy?

If not, We have consultants with extensive experience working with electronic data standards both on and off the Web. We have a track record for creating effective and secure payment programs. Here are the 1 Class range of services and end-to-end solutions for any stage of E-business development:

Web Application Development - B2B Commerce / B2C Commerce - Services are Available Through 1 Class Network of Contractual Agreements- Web Application Development

Our consultants help you formulate a strategic business design that is customer-relevant and profitable in the new- networked economy. We work with you to identify and analyze market opportunities and to anticipate competitive behavior. Next, we define and prioritize potential E-business initiatives and create the architecture, business processes and operational model to pilot and deploy them.

The basis of our consulting is the best thinking in business strategies, trends, models and processes, experiences and proven plans and ideas. These are developed from our significant investment in our own business research capability, enhanced by our strategic alliances with leading experts.

Business to Business

We specialize in understanding the final outcome and integrating the right technologies, which could include any number of the enterprise applications services we provide including: developing second generation web sites that are transactional and connected in real-time; business-to-business (B2B), business-to-consumer (B2C) and business- to-enterprise (B2E) application integration solutions; infrastructure application development and support; information technology organizational change management; and architecture principles and standards.

Business to Consumer

We specialize in understanding the final outcome and integrating the right technologies, which could include any number of the enterprise applications services we provide including: developing second generation web sites that are transactional and connected in real-time; business-to-business (B2B), business-to-consumer (B2C) and business- to-enterprise (B2E) application integration solutions; infrastructure application development and support;

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information technology organizational change management; and architecture principles and standards.

INVESTOR RELATIONS

The Company is actively seeking out business situations that present unique opportunities in the realm of the Internet, electronic, marketing and advertising businesses. The Company is looking to invest in other companies that have a demonstrable potential for success. The Company believes that it is able to bring talent in the areas of web commerce, marketing, finance and business development in an effort to guide those companies to success. The Company seeks companies that compliment each other to form a Techno / Marketing and Advertising community.

Customers

Computer newcomers, novice and subject purists who desire an identifiable "single entry point" they can identify with.

Mission

"1 Class" mission is to build a brand to provide targeted marketing tools and interactive digital premium items while delivering newcomers and purists their very own easy to use, easy to identify desktop interface.

Strategy

Create multiple entry points relationships from the most popular Internet channels, consumer and entertainment marketers, appealing to new and novice Internet users offering quick access to desired information via their own "theme based" downloadable desktop, which gives the user the best of class daily tools and applications they need.

Tactics

Develop relationships with premier content providers, strategic alliances with best of class affiliate and affinity marketers and publishers, while providing a spotlight for up and coming and well-known companies, groups and websites which can be accessed and downloaded through multiple entry points.

Assets

Revenue, strong brand name, high level partners such as Genuity, (formerly GTE), Broadvision, Sushee Web Development and Hewlett Packard, templated designs, outstanding technology, experienced staff and advisors in finance, e-commerce, marketing, advertising, technology, media and business.

The Opportunity

The "1 Class" business model is unique providing easy points of access to the Internet for the experienced Internet user or the newcomer to a subject specific, content rich environment. The "1 CLASS" success formula has identified key partners and has created the innovative marketing tool to fulfill their needs.

2.6 Vision & Mission

The vision of "1 CLASS" leads the newcomer and subject purists to personalize their very own "built to order" "1 CLASS" home page while creating their own identity, enabling the most direct and easy to use Internet navigation tools, products, services and experience. "1 CLASS's" mission is building a brand to provide targeted media to marketers while delivering newcomers and purists their very own vertical, content rich, personalizable Internet

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channels which they can immediately identify with, easily remember, access and rely on.

The authority on Internet statistics, (eStats), has reported that those businesses which create value-added content centered around communities of interest, will be the most successful at generating electronic revenues on the web.

Experts agree that Internet businesses that create value-added content centered around communities of interest, will be the most successful at generating electronic revenues on the web. The Internet was built on the concept of like people in like groups sharing like ideas. Similarly, commercial online services and web marketers are learning that building "communities of interest" around a focused editorial agenda creates a significant competitive advantage. While the foundation of "1 CLASS" has multiple entry points, those entry points unlock the door to rich content in a focused community. As member's changing needs and experience evolves, "1 CLASS" has the products and services to fill their individual needs.

Establishing "magnetic" communities of interest enables businesses to enhance customer dialog, nurture long-term relationships and provide customers with true value-added service. We will achieve this through carefully selected partners.

"1 CLASS" will connect and cooperate, (not compete) with, the power of existing portals and search engines, cable and network television, ISPs, telephone companies and single subject, content driven sites. "1 CLASS" will remain elastic to "bolting-on" new services, products and utilities, while allowing new topical opportunities to additionally drive traffic and interest as the industry evolves and member demand increases.

Company Summary & Basic Business Concept:

"1 CLASS", shall produce branded off-line marketing tools which immediately identifies the visitor with their individual destination site. Each unique pid appeals to individuals of all ages and backgrounds, thus enabling ease of use for millions and millions of people all over the world.

The "1 CLASS" business model is unique, it will offer over 1000 partner relationships. Once arriving at "1 CLASS" the novice or newcomer will experience a affinity specific downloadable desktop covering all aspects of over a dozen categories they have chosen to enter. The company shall serve to aggregate like-minded consumers with geographic, (New York City) niche market themes:

Competitive Comparison:

More Titles. "1 CLASS" will have over 1000 points of identified domain entry. Other than those whose primary approach is shopping and search only, "1 CLASS" will develop loyalty and an authority position for the Licensors Brand.

Unlike what is offered by the current industry leaders, "1 CLASS" is developing a unique family of branded channels. While other sites may have taken a leadership role with a single entry point model, "1 CLASS" expects to emerge as the "cooler", more unique personal and vertical brand among Internet newcomers and newer users looking for the right entry point to associate with.

Different. "1 CLASS" differentiates itself by defining the vision of the company as being a revolutionary and individualized niche launching platform to the internet. E-commerce product or information searches will be significantly different, easier to navigate and organize beyond what today's user has ever seen or experienced. We will look noticeably different plus be totally customizable.

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Top of the Mind Awareness. While portals, like AOL, Yahoo, Excite and Alta Vista are single point of entry and have the challenge of appearing too commercial. In addition, they suffer from top of the mind affinity awareness, a key factor in maintaining market share over the long term. Should we adopt any of their features to our unique model, our users become even more loyal to their particular "1 CLASS" brand.

Focused and Targeted. Our focus will capture the advertising/marketing community by storm. "1 CLASS" will afford clients a way to focus their marketing efforts to banner placement on identifiable, targeted, branded, demographically defined channels. Thus, we will enhance their ability to attract the types of prospective buyers and create a greater value to our revenue stream. The ability to target specific branded channels of interest allows "1 CLASS" to separate itself from the competition when it comes to bang for the advertising buck spent.

Engaged. We're part of people's lives - on and off-line. We not only create a functional, usable Internet environment, but also support and participate in thousands of cultural and sports events. The company's logo is utilized and cross-marketed on products and accessories sold to subject and sports purists through retail stores, catalogs and events nationwide.

Technology Overview:

"1 CLASS" is not positioned as a technology company, but as an integrated marketing & brand development company. However, the company is dependent upon technology to deliver its product and services. Through contractual relationships, "1 CLASS" technical team plans to be supported by Genuity, Broadvision and Hewlett Packard to develop the backbone using tried and true technology while focusing on delivering a reliable, fast and scalable engineered platform. The Engineering team will also focus on creating a unique database system that will enable us to capitalize on all demographic, psychographics and geographic information.

Technology Goals:

The Engineering Team will continue to create and develop the infrastructure of "1 CLASS". We will rely on templates and consider licensing solutions. Using industry standards such as Sun MicroSystems, Oracle, Unix - based tools and reliable internet data center, the technology team will ensure 100% reliability and 100% scalability while the design team will deliver quick loading Channels. For additional information on our technology partners please review their websites at: www.genuity.com and www.broadvision.com.

Future Products and Services:

There are numerous products and technologies that will allow access to the Internet. It is predicted that the computer will remain as the only viable interactive device in consumer households over the next few years. Therefore, we will be prepared to apply ourselves to the personalization of the wireless, satellite and television platforms. Globally, we will offer foreign translation and adaptability, while adding internationally based affiliates to harness the geographic opportunities.

Market Analysis of Users:

Personalization and verticalization for the individual are in demand today. A recent report by Jupiter Communications predicts that in the coming year the personalization of websites will become the norm rather than the exception. The report, "Targeted Advertising and E-commerce", outlines how the strategic application of specific targeting technologies by Web marketers and Web publishers will transform their sites from "brochureware" to

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powerful marketing tools.

We're currently entering the third stage of the Internet, one in which we will be leaving behind "interaction for the sake of interaction" and replacing it with more focused and intelligent interaction. While the second stage of the Net was marked by typically ad hoc online activity - users jumped from Billy's website to Bob's website, excited about the depth and abundance of information available but with no clear idea of what paths they were following, this third stage is marked by far more order.

The growing amount of information on the Internet cries out for meaningful structures and intelligent organization modules. The third stage is marked by focused interactivity and targeted communication and is epitomized in the emergence of online communities. These in turn facilitate the structuring of information while performing the important functpid of providing forums for people to communicate with each other.

The "1 CLASS" process continually increases the value that we'll provide to newcomers, purists and marketers, optimizing the profitability of our relationships. Our gradual process, called "creeping personalization" is achieved through the gathering of both explicit and implicit data. Explicit data is the information that customers give through surveys, forms, and registration. It's good data, but it isn't always reliable. Implicit data is the data that is gathered in the back end through the recorded actions of customers through our advertising and integrated marketing. Using tools like cookies (with a privacy policy!), we'll determine customer by the way he or she arrives at and navigates on our channels.

Since we know our targets and know how and what data will be gathered, we'll craft the varying experiences that will be offered to different customer targets.

This powerful next-generation model combines The ""1 CLASS"" Brand, creeping personalization, verticalization, when deployed in unison allows the user a comprehensive arsenal, and leverages their own community experience like no other.

Domestic & International Market Analysis:

The number of Internet users around the world is constantly growing, and "1 CLASS" intends to integrate itself in that growth. The Computer Industry Almanac has reported that by the year 2002, 490 million people around the world will have Internet access, that is 79.4 per 1,000 people worldwide, and 118 people per 1,000 by year-end 2005. The top 15 countries will account for nearly 82 percent of these worldwide Internet users (including business, educational, and home Internet users). By the year 2000 there will be 25 countries where over 10 percent of the population will be Internet users.

The US has an overwhelming lead in Internet users with more than 110 million projected for year-end 1999, which is nearly 43 percent of the total 259 million worldwide Internet users. The US will have one-third of the total Internet users in 2002, and that number will decline to 27 percent by the end of 2005.

Industry Analysis:

Web traffic is fracturing into two broad-based camps, a few broad-based portals and thousands of vertical sites, and the result is a new battle for online marketing dollars, according to a report by Forrester Research. In its report "The Parting of the Portal Seas," Forrester predicts that 57 percent of all online ad spending will flow to vertical sites and affiliate networks by 2004 as more retailers seek greater returns from their investments.

"There is a sea change underway in spending for online marketing," said Charlene Li, senior analyst in Media & Entertainment Research at Forrester. "Companies love the visibility that AOL and Yahoo! deliver, but they need a much higher customer acquisition rate than these broad-based portals can offer. To realize some return from their Internet ad spending, retailers are demanding pay-for-performance deals that only vertical portals and affiliates can deliver. This is where the ad dollars will go over the next five years."

Although broad-based portals drive high volumes of traffic, retailers have found that vertical and affiliate sites are more efficient at delivering qualified leads and customers, according to Forrester. And while portal deals are generally less expensive than traditional offline means of acquiring customers, portals are more expensive than other online methods. As a result, retailers plan to spend more with vertical sites and on affiliate marketing, both of which provide lower acquisition costs.

In contrast to the broad-based portals, which seek to serve anyone and everyone with a portfolio of basic content, communication, and commerce services, vertical portals are more than just a content or transaction site. Instead, they focus on a particular content category, commerce opportunity, or audience segment and provide a broad set of services tailored to the target opportunity.

The US Internet services market continues to expand, and is projected to generate revenues of $32.5 billion in 2000, up 37 percent from the $23.7 billion earned in 1999. The figures were released today as part of a study by Cahners In-Stat Group, a high-tech market research firm. Daryl Schoolar, industry analyst for In-Stat's ISP (Internet service provider) Strategies Service, said the study found only 20 percent of US ISPs operate nationally, but that those national providers generate 80 percent of the total revenues.

"We do not have up-to-date rankings, but the two biggest players are AOL (America Online) and UUNet," said Schoolar. "AOL is the leading provider for consumers, while UUNet is the leader for business. Other major companies include Cable and Wireless, Genuity, which was formerly GTE, and Earthlink/Mindspring, which is now one company."

Industry Participants:

Traffic continues to surge at AOL, Yahoo! and MSN, thanks in part to communications, consolidation, and competitive fervor. These sites capture 15 percent of Internet traffic and 45 percent of all Internet advertising. Other broad-based portals, such as AltaVista, Excite, Go.com, Lycos, and Snap are showing modest gains at best.

Competition and Industry Buying Patterns:

Today there exists an all out war for the ad dollar. Millions are being spent on banner ads as well as developing exclusive alliances with top traffic generating portals and search engines.

1 Class's future investments will compete in the electronic technology and Internet service arenas, which are comprised of numerous small and large companies providing different and new technologies, all with varying applications. The market for Internet products and services is highly competitive. In addition, the Company expects the market for Internet advertising; to the extent it further develops, to be intensely competitive. Although the Company believes that the diverse segments of the Internet market will provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. The Company believes the principal competitive factors in this market are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support. 1 Class's products and services are being developed predominantly for direct marketing applications, on the Internet and through interactive media. Competitors would include a wide variety of companies and organizations, including Internet software, content, service and technology companies, telecommunication companies, cable companies and equipment / technology suppliers. In the future, the Company may encounter competition from providers of Web browser software and other Internet products and services that incorporate competing features in to their offerings. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company.

The Company may also be affected by competition from licensees of its products and technology. There can be no assurance that the Company's competitors will not develop Internet products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Moreover, a number of the Company's current advertising customers, licensees and partners have also established relationships with certain of the Company's competitors and future advertising customers, licensees and partners may establish similar relationships. The Company may also compete with online services and other Web site operators as well as traditional off-line media such as print and television for a share of advertisers' total advertising budgets. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a negative impact on the Company's business, results of operations and financial condition.

COMPETITION

1 Class' future investments will compete in the electronic technology and Internet service arenas, which are comprised of numerous small and large companies providing different and new technologies, all with varying applications. The market for Internet products and services is highly competitive. In addition, the Company expects the market for Internet advertising; to the extent it further develops, to be intensely competitive. Although the Company believes that the diverse segments of the Internet market will provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. The Company believes the principal competitive factors in this market are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support. 1 Class's products and services are being developed predominantly for direct marketing applications, on the Internet and through interactive media. Competitors would include a wide variety of companies and organizations, including Internet software, content, service and technology companies, telecommunication companies, cable companies and equipment / technology suppliers. In the future, the Company may encounter competition from providers of Web browser software and other Internet products and services that incorporate competing features in to their offerings. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company.

The Company may also be affected by competition from licensees of its products and technology. There can be no assurance that the Company's competitors will not develop Internet products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Moreover, a number of the Company's current advertising customers, licensees and partners have also established relationships with certain of the Company's competitors and future advertising customers, licensees and partners may establish similar relationships. The Company may also compete with online services and other Web site operators as well as traditional off-line media such as print and television for a share of advertisers' total advertising budgets. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a negative impact on the Company's business, results of operations and financial condition.

YAHOO!, Excite, AOL, Alta Vista, Lycos, GO, LookSmart, MSN.com, Snap and About.com occupy the single entry point general portal space, while ThingWorld, Digital Premiums, NeoPlanet, etc., occupy the downloadable browser and desktop space.

                         GOVERNMENT AND STATE REGULATION

Internet Law

Web sites are not currently subject to direct federal laws or regulations applicable to access, content or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

     - user privacy
     - freedom of expression
     - pricing
     - content and quality of products and services - taxation - advertising - intellectual property rights - information security

The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for our services, increase the cost of doing business or in some other manner have a negative impact on our business, financial condition and operating results. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

                                    EMPLOYEES

We employ one person on a full-time basis, specifically, Yelena Val. Mr. Glickman mshall become a full time employee in the future. However, we have not determined when this will occur. We will employ additional people as we continue to implement our plan of operation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

We currently use Ms. Val's primary residence, 133 Wyncrest Drive, Marlboro, New Jersey 07746 as our office space. We do not pay any rental fee for such space.

                                LEGAL PROCEEDINGS

None.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME                     AGE              POSITION

Yelena Val               28               President, Secretary and Director
Jeffrey A. Glickman      47               Chief Executive Officer, Treasurer and
                                          Chairman of the Board of Directors

Yelena Val is our President, Secretary and Director. Prior to founding 1 Class Corporation in April 2001, she worked for

MaxPlanet, Inc. (Pink Sheets: MXNT), based in Freehold, New Jersey, as an Assistant Vice President of Marketing. She worked for MaxPlanet from June 1998 until April 2001. From 1996 until June 1998, she worked in the marketing department of Express Shipping Service located in Linden, New Jersey. In June 1993, she received a Bachelor of Arts degree majoring in Physics/Mathematics, with a minor in Computer Science from the University of Teraspol, located in the Ukraine. Upon her arrival in the United States in November 1993, she attended Long Island University from 1994 to 1996. She majored in business
administration.                .

Jeffrey A. Glickman is our Chief Executive Officer, Treasurer and Chairman of our Board of Directors. He also is presently the Chief Executive Officer and President of Innovative Marketing Alliances, LLC based in Dallas, Texas. He founded Innovative Marketing in May 2001. Innovative Marketing Alliances is a marketing development company specializing in consumer retention and loyalty based programs increasing the net profit for direct response and retail based clients such as Microsoft, Salton and Post Cereals. Mr. Glickman held positions as President of Digital Demographics Inc. located in New York and Dallas from December 1999 to May 2001. At Digital Demographics, he oversaw the development of new Internet based technologies with television, print and educational based clients such as NBC, Belo Publications, Forbes magazine and Wired magazine. From 1994 to December 1999, Mr. Glickman was the Chief Executive Officer and President of World Class Marketing, with offices located in New York, Japan and Europe. He founded this company and took highly successful technology developed in the United States and adapted these techniques to new cultures, creating the first continuity programs and upsell programs throughout the world. From 1985 to 1994, Mr. Glickman was the Chief Executive Officer and President of First Class Marketing, located in San Diego, California and New York City, a company that he founded that was the primary development center for new direct response programming, developed the first one-on-one marketing strategies and customer care programs that produced long term sales and customer retention for Fortune 100 companies.

BOARD COMMITTEES

The Board of Directors has established no committees.

EXECUTIVE COMPENSATION

Ms. Val and Mr. Glickman received no compensation for services performed from our inception in April 2001 until June 30, 2001.

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the period ending June 30, 2001, for each of our other executive officers whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2001.

                                                     SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                                                              RESTRICTED     SECURITIES
NAME AND PRINCIPAL             FISCAL      OTHER     ANNUAL     STOCK         UNDERLYING     OPTIONS          ALL OTHER
POSITION                       YEAR        SALARY    BONUS      COMPENSATION  AWARDS         (NO. OF SHARES)  COMPENSATION
--------                       ----        ------    -----      ------------  ------         ---------------  ------------
None

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                  STOCK OPTIONS

The following table sets forth information with respect to stock options granted to our executive officers during fiscal year 2001:

                               (INDIVIDUAL GRANTS) (1)
                                NUMBER OF%                OF TOTAL OPTION
                                SECURITIES UNDERLYING     GRANTED TO EMPLOYEES IN            EXERCISE          EXPIRATION
NAME                            OPTIONS GRANTED           FISCAL                             PRICE             DATE
                                                          2001
None

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 9, 2001, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each of our executive officers and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                                  AMOUNT AND NATURE OF          PERCENT OF
BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP          OUTSTANDING SHARES
----------------                                     --------------------          ------------------
5% STOCKHOLDERS
Yelena Val                                           5,200,000                       50%
Jeffrey A. Glickman                                  5,200,000                       50%

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Yelena Val                                           5,200,000                       50%
Jeffrey A. Glickman                                  5,200,000                       50%

All the Officers and Directors as a Group           10,400,000                       100%

On October 1, 2001, Ms. Val sold 5,200,000 shares of our common stock held by her to Mr. Glickman.

                                    DILUTION

As of October 9, 2001, we had issued and outstanding 10,400,000 shares of common stock. Dilution is a reduction in the net tangible book value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the common shares after the purchase takes place. The net tangible book value of common stock is equal to stockholders' equity applicable to the common stock as shown on our balance sheet divided by the number of shares of our common stock outstanding. As a result of such dilution, in the event we are liquidated, a purchaser of our shares may receive less than his initial investment and a present stockholder may receive more.

Our net tangible book value as of June 30, 2001 was ($1,000) or ($.0001) per share. The adjusted pro forma book net tangible book value after this offering will be $371,650 or $.0258 based on an assumed initial public offering price of $0.10 per unit (and not including the exerice of the A warrants and B warrants). Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $.0742 per share.

                            PLAN OF DISTRIBUTION

We are offering our units, which consist of 1 share of our common stock, 1 A warrant to purchase 1 share of our common stock and 1 B warrant to purchase 1 share of our common stock on a "best effort" basis. There is no minimum number of units that we must sell before we can utilize the proceeds of the offering. We are making the offering through our officers and directors who will not be compensated for offering the units. We will, however, reimburse them for all expenses incurred by them in connection with the offering. The units may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of our units.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We presently utilize the residence of our President and Director, Yelena Val, located at 133 Wyncrest Drive. Marlboro, New Jersey as our principal office. We do not pay any fees to Ms. Val to use such space for our office.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

                                     GENERAL

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share. We have issued 10,400,000 shares of our common stock and no shares of our preferred stock.

                                  COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

         o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

         o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

         o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W.,

Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

We have not yet appointed a transfer agent and registrar for our common stock but intend to appoint Computershare Trust Company located in Lakewood, Colorado. Its telephone number is (303) 986-5400.

                                  LEGAL MATTERS

The validity of the units offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Weiner, Goodman & Company, P.C., Eatontown, New Jersey, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               1 CLASS CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

                                                                                           PAGE
Accountants' Report                                                                        1-2

Financial Statements:
  Balance Sheet as of June 30, 2001                                                          3

  Statement of Operations for the year ended Ended June 30, 2001 and for the period April 3, 2001 (Date of Formation) through

   June 30, 2001                                                                             4

  Statement of Stockholders' Deficiency for the year ended June 30, 2001 and for the period April 3, 2001 (Date of Formation) through

   June 30, 2001                                                                             5

  Statement of Cash Flows for the year ended Ended June 30, 2001 and for the period April 3, 2001 (Date of Formation) through

   June 30, 2001                                                                             6

  Notes to Financial Statements                                                         7 - 10

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of 1 Class Corporation

We have audited the accompanying balance sheet of 1 Class Corporation (a development stage company) (the "Company") as of June 30, 2001, and the related statements of operations, stockholders' deficiency and cash flows for the period April 3, 2001 (Date of Formation) through June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of 1 Class Corporation at June 30, 2001, and the results of their operations and their cash flows for the period April 3, 2001 (Date of Formation) through June 30, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise whose business purpose is to provide a website for shoppers who want to simplify their search for products they desire while at the same time raise money for worthy charities. As more fully explained in Note 1 of the financial statements, the Company needs to obtain additional financing to fulfill its developmental activities and achieve a level of sales adequate to support its cost structure. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

WIENER, GOODMAN & COMPANY, P.C.
Certified Public Accountants
Eatontown, New Jersey

August 9, 2001

                               1 CLASS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET

                                     ASSETS
                                     ------

                                                                     June 30
                                                                       2001
                                                                       ----
TOTAL ASSETS                                                  $          -
                                                              ============

                    LIABILITIES AND STOCKHOLDER'S DEFICIENCY
                    ----------------------------------------

Current Liabilities:
  Accrued Expenses                                            $      1,000
                                                              ------------

Stockholder's Deficiency:
  Preferred strock- par value $.0001 per share,
   authorized 10,000,000 none issued                                     -
  Common stock - par value $.0001 per share,
   authorized 50,000,000 outstanding 10,400,000 shares               1,040

Additional paid-in-capital                                           9,360
Deficit accumulated during development stage                       (11,400)
                                                              ------------

     Total Stockholder's Deficiency                                 (1,000)
                                                              ------------
     TOTAL LIABILITIES AND
      STOCKHOLDER'S DEFICIENCY                                $          -
                                                              ============

                       See notes to financial statements.

                               1 CLASS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS

                                                             Period April l3, 2001
                                                           (Date of formation) through
                                                                  June 30, 2001
                                                 ---------------------------------------
Cost and Expenses:
                       General and administrative
                                         expenses          $            11,400
                                                                     ---------
                                       Net (loss)          $           (11,400)
                                                                     =========
                         (Loss) per common share-
                                basic and diluted          $                 -
                                                                     =========
                       Weighted average number of
                       common shares outstanding-
                                basic and diluted                    2,571,111
                                                                     =========

                       See notes to financial statements.

                               1 CLASS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF STOCKHOLDER'S DEFICIENCY

                                            Common Stock
                               --------------------------------------
                                                 Shares       Par              Additional
                            Total                Outstanding  Value            Paid-in Capital    Deficit
                            -----                -----------  -----            ---------------    -------
Sale of common stock        $    10,400          10,400,000   $   1,040        $    9,360         $       -

Net (loss)                      (11,400)                                                            (11,400)
                            -----------          ----------   ---------        ----------         --------

Balance, June 30, 2001      $    (1,000)                  -   $   1,040        $    9,360         $ (11,400)
                            ===========          ==========   =========        ==========         ========


                       See notes to financial statements.

                               1 CLASS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS

                                                                 Period
                                                             April 3, 2001
                                                           (Date of Formation)
                                                              through June
                                                                 30, 2001
                                                      -------------------------
Cash flows from operating activities:
Net (loss)                                                     $   (11,400)

               Adjustment to reconcile net (loss)
              to net cash (used in) operating
                                   activities

Changes in operating liabilities                                     1,000
                                                               -----------

                 Net cash (used in) operating
                                   activities                      (10,400)
                                                               -----------

Cash flow from financing activities:
                        Proceeds from sale of
                                 common stock                      10,400
                                                               -----------

                         Net increase in Cash                           -

                   Cash - beginning of period                           -
                                                               -----------

                      Cash - ending of period                  $        -
                                                               ===========
Supplemntary Information:
               Cash paid during the year for:
                                 Interest                      $        -
                                                               ===========
                                 Income Taxes                  $        -
                                                               ===========
Changes in operating liabilities consists of:
                 Increase in accrued expenses                  $    1,000
                                                               ===========

                       See notes to financial statements.

                               1 CLASS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

Organization

1 Class Corporation (the "Company" or "1 Class") was incorporated in the State of Delaware on April 3, 2001. From inception through June 30, 2001, the Company has not yet commenced operations and no revenue has been derived. Accordingly, the Company is considered a development stage enterprise. There is no assurance that operations will be achieved or that the Company will achieve a profitable level of operations. 1 Class's business purpose is to develop a multiple-brand strategy of products and services that appeal to complementary and diverse groups of members or users of the Internet. The Company will also develop a multiple-revenue stream strategy designed to broaden the sources of revenues from its properties and services beyond subscription revenues to include revenues from sources such as advertising, commerce, licensing fees and transaction fees. The Company will augment its online services with branded properties that add features or content across multiple services or platforms. Following these strategies will enable the Company to operate the business and improve its services and products in a cost-effective manner by utilizing a shared infrastructure performing core functions.

The service will provide subscribers with global, interactive community offering a wide variety of content, features and tools. Such service will also include simple access to the Internet with search functionality through "1 CLASS" WebFind.

Nature of Business and Liquidity

The Company's financial statements for the year ended June 30, 2001 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company's continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and the commencement of its planned principal operations.

The Company's business is subject to most of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the expenses, difficulties, delays and unanticipated challenges encountered in connection with the formation of a new business, raising operating and development capital, and the marketing of a new product.

The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations. If fundraising activities are not successfully completed, the Company may not be able to meet its obligations as they become due and, accordingly, may not be able to continue its business operations as presently anticipated.

Management is actively seeking additional capital to ensure the continuation of its development activities. However, there is no assurance that additional capital will be obtained. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Common Share

Basic loss per common share are computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed using the weighted average number of common shares and potential common shares outstanding during the period. For the period April 3, 2001 (Date of Formation) through June 30, 2001 potential common shares were not used in the computation of diluted loss per common share as their effect would be antidilutive.

Fair Value of Financial Instruments

For financial instruments including accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

Income Taxes

At June 30, 2001 the Company has a net operating loss ("NOL") carryforward of approximately $11,400 for financial reporting purposes and zero for tax purposes. The difference between financial reporting and tax purposes results from temporary differences caused by capitalization of start-up expenditures for tax purposes as required by the Internal Revenue Code Section 195. The Company has not reflected any benefit of such net operating loss carryforward in the accompanying financial statements in accordance with Financial Accounting Standards Board Statement No. 109 as the realization of this deferred tax benefit is not more than likely.

New Financial Accounting Standards

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 during the period ended June 30, 2001. Such adoption has not resulted in a material impact on the Company's results of operations, financial position or cash flows.

In March, 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB 25. FIN No. 44 clarifies
(i) the definition of employees for purposes of applying APB Opinion No. 25,
(ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 was effective July 1, 2000. This standard has not had a significant impact on the Company's results of operations, financial position or cash flows.

2.     RELATED PARTY TRANSACTIONS

During April 2001, the president of the Company purchased 10,400,000 shares of the Company's common stock at $.0001 per share.

                               1 CLASS CORPORATION

                         4,000,000 Units, $.10 per Unit

  Each Unit Consisting of One Share of Common Stock, One A Warrant to Purchase
                               One Share of Common
          Stock and One B Warrant to Purchase One Share of Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     , 2001

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by the DGCL. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee                   $850
Legal fees and expenses                    $10,000
Accounting fees and expenses                $1,500
Blue Sky Fees (1)                           $5,000
Miscellaneous (1)                          $10,000
                                           -------
Total (1)                                  $27,350

(1) Estimated

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On April 4, 2001, we issued 10,400,000 shares of our common stock to Yelena Val for services rendered in our formation and other related services provided. Our shares were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT   DESCRIPTION

     3.1  Certificate of Incorporation of 1 Class Corporation

     3.3  By-laws of 1 Class Corporation

     5.1  Opinion of Anslow & Jaclin LLP

     7.1  Consent of Accountant

     23.2 Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (included on page II-6 of the registration statement)

Item 28. UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freehold, State of New Jersey, on the 9th day of October, 2001.

                                      1 CLASS CORPORATION

                                      By: /s/ Yelena Val
                                      -----------------------------
                                              Yelena Val
                                              President, Secretary and Director

                                POWER OF ATTORNEY

The undersigned directors and officers of 1 Class Corporation hereby constitute and appoint Yelena Val, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys- in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE

/s/ Yelena Val                      President, Secretary and Director           October 9, 2001
----------------------------------
Yelena Val


/s/ Jeffrey A. Glickman             Chief Executive Officer, Treasurer and      October 9, 2001
----------------------------------
Jeffrey A. Glickman                 Chairman of the Board of Directors